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                                                                        EX-99(L)

(ROPES & GRAY LETTERHEAD)


October 31, 2003                                                Ropes & Gray LLP
                                                                  (617) 951-7839


Columbia Floating Rate Fund
One Financial Center
Boston, Massachusetts  02111

Re:  Columbia Floating Rate Fund

Dear Ladies & Gentlemen:

You have informed us that you propose to register under the Securities Act of 1933, as amended (the "Act"), and offer and sell from time to time shares of beneficial interest (the "Shares") of Columbia Floating Rate Fund (the "Trust").

We act as counsel for the Trust and are familiar with the actions taken by its Board of Trustees to authorize the issuance of the Shares. We have examined the Trust's Agreement and Declaration of Trust, as amended (the "Declaration of Trust"), the Trust's By-Laws, as amended, and the Trust's records of the Trustee action. We have also examined such other documents as we deem necessary for the purpose of this opinion.

Our opinions expressed herein are limited to matters governed by the laws of the Commonwealth of Massachusetts. The Declaration of Trust recites that the Trust is "a Trust made in the Commonwealth of Massachusetts and is to be governed by and construed and administered according to the laws of said Commonwealth." In determining whether Massachusetts law governs the operations of the Trust and the interpretation of the Declaration of Trust, a court might look to a number of factors, including the foregoing recitation and such other factors as whether the Declaration of Trust was executed in Massachusetts, whether the initial shareholder of the Trust was a resident of Massachusetts at the time of the issuance of the initial shares of the Trust and whether the Trust has maintained an office in Massachusetts. You have informed us that the Declaration of Trust was executed in Illinois, and that the initial shareholder of the Trust was not a resident of Massachusetts at the time of the issuance of the initial shares. It is therefore unclear whether a court would conclude that Massachusetts law governs the operations of the Trust and the interpretation of the Declaration of Trust. For purposes of the opinion expressed below, we have with your permission assumed (but we express no opinion to the effect) that Massachusetts law governs the operations of the Trust and the interpretation of the Declaration of Trust. We also assume that appropriate action has been taken to register or qualify the sale of the Shares under any applicable state and federal laws regulating offerings and sales of securities.
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(ROPES & GRAY LETTERHEAD)


Columbia Floating Rate Fund            - 2 -                    October 31, 2003


Based on and subject to the foregoing, we are of the opinion that the issue and sale by the Trust of an unlimited number of Shares has been duly authorized under Massachusetts law. Upon the original issue and sale of any such authorized but unissued Shares and upon receipt by the Trust of the authorized consideration therefore in an amount not less than the applicable net asset value, the Shares so issued will be validly issued, fully paid and nonassessable by the Trust.

Under Massachusetts law, shareholders of a Massachusetts business trust could, under certain circumstances, be held personally liable for the obligations of the trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in every note, bond, contract, instrument, certificate or undertaking issued by or on behalf of the Trust. The Declaration of Trust provides for indemnification out of property of the Trust for all loss and expense of any shareholder held personally liable solely by reason of his or her having been a record owner of Shares. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust itself would be unable to meet its obligations.

We understand that this opinion is to be used in connection with the registration of up to 98,000,000 Shares (including 31,000,000 Class A Shares, 19,000,000 Class B Shares, 30,000,000 Class C Shares and 18,000,000 Class Z Shares) for offering and sale pursuant to the Act. We consent to the filing of this opinion with and as part of your Registration Statement on Form N-2 relating to such offering and sale.

Very truly yours,




Ropes & Gray LLP